EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2023, with respect to the consolidated financial statements of Surgalign Holdings, Inc. included in the Current Report of Xtant Medical Holdings, Inc. on Form 8-K filed on October 26, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Xtant Medical Holdings, Inc. on Form S-3 (File Nos. 333-255074, 333-255988, 333-267817, and 333-273169), Form S-1 (File Nos. 333-224940 and 333-251515) and on Forms S-8 (File Nos. 333-172891, 333-187563, 333-191248, 333-212510, 333-226588, 333-234595, 333-249762, 333-268052, and 333-273528).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

October 26, 2023